Exhibit 2.2

FIRST AMENDMENT TO RECAPITALIZATION AGREEMENT

AND PLAN OF MERGER

FIRST AMENDMENT TO RECAPITALIZATION AGREEMENT AND PLAN OF MERGER, dated as of May 26, 2004 (this “Amendment”), between Leiner Health Products Inc. (the “Company”) and Leiner Merger Corporation (“Leiner Merger Corp.”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributed to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and Leiner Merger Corp. are parties to that certain Recapitalization Agreement and Plan of Merger, dated April 15, 2004 (the “Merger Agreement”);

WHEREAS, the Company and Leiner Merger Corp. desire that the Merger Agreement be amended as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

A. Amendments to Subsection 1.1(a). The first sentence of subsection 1.1(a) is hereby amended by deleting the phrase “at the Closing and prior to the Effective Time” and substituting in place thereof “at the Closing and at or prior to the Effective Time”.

B. Amendments to Subsection 1.5(f). Subsection 1.5(f) is hereby amended by deleting the phrase “prior to the Effective Time” and substituting in place thereof “prior to or at the Effective Time”.

C. Amendments to Subsection 1.6(a). The first sentence of subsection 1.6(a) of the Merger Agreement is hereby amended by deleting such sentence in its entirety and substituting in place thereof the following:

“Except for the Management Options specified prior to the Effective Time in a written agreement (the “Award Agreement”) between the Company and the holder of any such Management Options (collectively, “Rollover Options”), at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Management Option (regardless of whether such option is at such time otherwise exercisable) shall be cancelled in exchange for a right to receive by check, without interest, an amount (the “Option Cancellation Amount”) (less applicable withholding taxes) equal to the product of (i) the excess, if any, of the Per Share Common Stock Merger Consideration over the per share exercise price of such Management Option, multiplied by (ii) the number of shares of Company Common Stock issuable upon the exercise of such Management Option.”

D. Amendments to Subsection 1.7. The first sentence of Subsection 1.7 of the Merger Agreement is hereby amended by deleting such sentence in its entirety and substituting in place thereof the following:

“At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the Company shall, in accordance with the terms thereof, require that each Warrant be cancelled and converted into a right to receive by check, without interest, an amount (the “Warrant Cancellation Amount”) (less applicable withholding taxes) equal to the product of (i) the excess, if any, of the Per Share Common Stock Merger Consideration over the per share exercise price of such Warrant, multiplied by (ii) the number of shares of Company Common Stock issuable upon the exercise of such Warrant.”

E. Amendments to Schedules. Item 3 of Schedule 5.8 to the Merger Agreement is hereby amended by deleting such item in its entirety and substituting in place thereof “[Reserved]”.

F. Amendments to Schedules. Item 12 (vi) of Schedule 5.8 to the Merger Agreement is hereby amended by deleting such item in its entirety and substituting in place thereof “[Reserved]”.

G. Amendments to Schedules. Item 4 of Schedule 6.1(b)(x) to the Merger Agreement is hereby amended by deleting such item in its entirety and substituting in place thereof “[Reserved]”.

H. Amendments to Schedules. Item 8 of Schedule 6.1(b)(x) to the Merger Agreement is hereby amended by deleting such item in its entirety and substituting in place thereof “[Reserved]”.

I. Applicable Law and Jurisdiction. This Amendment has been executed and delivered in New York, New York, and the rights and obligations of the parties hereto shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

J. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

K. Continuing Effect. Except as expressly amended hereby, the Merger Agreement as amended by this Amendment shall continue to be and shall remain in full force and effect in accordance with its terms. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly referred to herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LEINER MERGER CORPORATION

By:	/S/ PETER SHABECOFF
Name:	Peter Shabecoff
Title:	President

LEINER HEALTH PRODUCTS INC.

By:	/S/ ROBERT M. KAMINSKI
Name:	Robert M. Kaminski
Title:	Chief Executive Officer